AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

NBS SYNAPSE CORPORATION

AND

U.S. WIRELESS DATA, INC.

As of March 26, 2004

TORYS LLP
New York Toronto

		Page
SECTION I	PURCHASE AND SALE OF THE ASSETS	2
1.01	Purchase and Sale of the Assets	2
1.02	Pay-off of Brascan Loan	5
1.03	Cure Deposit	5
SECTION II	THE PURCHASE PRICE	6
2.01	Purchase Price	6
2.02	Additional Consideration	6
2.03	Allocation of Purchase Price	6
2.04	Prorations	6
SECTION III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.01	Organization and Qualification	7
3.02	No Legal Bar; Conflicts	7
3.03	Title to Assets	8
3.04	Permits	8
3.05	Contractual and Other Obligations; Customers and Suppliers	8
3.06	Intellectual Property	8
3.07	Disclosure	9
3.08	"As Is” Transaction	9
SECTION IV	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	10
4.01	Organization	10
4.02	Authority	10
4.03	No Legal Bar; Conflicts	10
SECTION V	CONDUCT OF THE BUSINESS	10
5.01	Preservation of Organization, Employees and Business Relationships	10
5.02	Contracts	11
5.03	Access to Information	11
5.04	Marketing	11
SECTION VI	ADDITIONAL COVENANTS of THE COMPANY AND THE PURCHASER	11
6.01	Further Assurances	11
6.02	Correspondence, Funds, etc.	11
6.03	Confidential Information	12
6.04	Employees	13
6.05	Removal of Excluded Assets	13
6.06	Transfer Taxes	14

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(continued)

		Page
6.07	Cooperation and Exchange of Information	14
6.08	Non-Assertion of Claims	14
6.09	Bankruptcy Court Approvals	15
SECTION VII	CLOSING	17
7.01	Time and Place of Closing	17
7.02	Termination	17
7.03	Effect on Obligations	18
7.04	Return of Documentation	18
7.05	Delivery of the Assets	18
7.06	Assumption of Liabilities	18
7.07	Contracts and Books	18
7.08	Additional Steps	19
SECTION VIII	CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE	19
8.01	Instruments of Assumption of the Assumed Liabilities	19
8.02	No Order	19
8.03	Performance	19
8.04	Ancillary Agreements	19
8.05	Approval Order	19
SECTION IX	CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE	19
9.01	No Litigation	20
9.02	Representations and Warranties	20
9.03	Other Certificates	20
9.04	Sale of All the Assets	20
9.05	Third Party Consents	20
9.06	Ancillary Agreements	20
9.07	Instruments of Conveyance of the Assets; Power of Attorney, etc.	20
9.08	No Order	21
9.09	Approval Order	21
9.10	Force Majeure	21
SECTION X	INDEMNIFICATION	21
10.01	Indemnification by the Company	21
10.02	Indemnification by the Purchaser	21
10.03	Procedure for Indemnification	22
10.04	Subrogation	23
10.05	Validity	23
10.06	Limits on Indemnifications	23
10.07	Assignment	24
10.08	Liability; Infringement	24

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(continued)

		Page
SECTION XI	NON-COMPETITION AGREEMENT OF THE COMPANY	24
11.01	Non-Competition	24
SECTION XII	NON-COMPETITION AGREEMENT OF THE purchaser	26
12.01	Non-Competition	26
SECTION XIII .	BROKERS AND FINDERS	27
13.01	The Company’s Obligations	27
13.02	The Purchaser’s Obligations	27
SECTION XIV	MISCELLANEOUS	27
14.01	Notices	27
14.02	Public Announcements	28
14.03	Entire Agreement and Amendment	29
14.04	Expenses	29
14.05	Bankruptcy Court Jurisdiction	29
14.06	Invalidity	29
14.07	Successors and Assigns	29
14.08	Governing Law	29
14.09	Counterparts	30
14.10	Assignment	30
14.11	Knowledge	30
14.12	Independence of Covenants and Representations and Warranties; Schedules, etc.	30
14.13	Interpretation	30
14.14	Risk of Loss	30
14.15	Headings	31
SECTION XV	DEFINITIONS	31
15.01	Certain Definitions	31

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SCHEDULES

1	.01(a)(i)	PROPERTY
1	.01(a)(ii)	INTELLECTUAL PROPERTY
1	.01(a)(iv)	CONTRACTS
1	.01(a)(vii)	OTHER ASSETS
1	.01(b)(iii)	RETAINED CONTRACTS
1	.01(b)(iv)	EXCLUDED ASSETS
1	.01(b)(v)	INTELLECTUAL PROPERTY USED IN VENDING OPERATIONS
2.03		ALLOCATION OF PURCHASE PRICE
3.02		COMPANY CONSENT
3.03		TITLE TO ASSETS; LIENS
3.06		INTELLECTUAL PROPERTY CLAIMS
6.04		EMPLOYEES
11.01		PERMITTED SOLICITATION BY COMPANY
12.01		PERMITTED SOLICITATION BY PURCHASER
14.11		KNOWLEDGE

-iv-

EXHIBITS

A	FORM OF SUB-LEASE AGREEMENT
B	FORM OF SERVICES AGREEMENT
C	FORM OF LICENSE AGREEMENT
D	FORM OF PROCEDURE ORDER

-v-

AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the 26th day of March, 2004 by and between U.S. Wireless Data, Inc., a Delaware corporation (the “Company”) and NBS Synapse Corporation, a Delaware corporation (the “Purchaser”). Capitalized terms used herein and not defined in the specific Section in which they are used, shall have the meanings assigned to such terms in Section 15.01 hereof.

W I T N E S S E T H:

     WHEREAS, following the date hereof, the Company intends to file a voluntary petition under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”) before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) and the Company will continue to own and operate its business and assets pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

     WHEREAS, the Company is engaged in the business of providing wireless transaction delivery and gateway services to the payments processing industry through a business known as “Synapse” (“Synapse”) (such activities and all incidental or related businesses of the Company through Synapse and all activities and businesses currently planned or under development by the Company through Synapse being herein referred to, collectively, as the “Business”). For purposes of this Agreement, the term “Vending Operations” shall mean all services provided to or on behalf of customers deploying vending equipment including, but not limited to, the design, testing and manufacturing of vending equipment, including the equipment previously known as the “Synapse Enabler for Vending,” the communications with and support of the transmission of financial and other data from customers’ vending equipment including all installation, training and settlement material from the location of the vending machine through to the customers’ processor(s); the activation, input and reporting services provided in conjunction with such services;

     WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to acquire from the Company (the “Acquisition”) all of the assets of the Business, including without limitation the assets described in Section 1.01(a) hereof, other than those assets specifically described in Section 1.01(b) hereof, and to assume only the liabilities of the Business specifically described in Section 1.01(c) hereof, and the Company desires to sell, transfer and assign the Assets and the Assumed Liabilities to the Purchaser, all on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the parties desire to consummate the Acquisition, including (i) the sale of the Assets to the Purchaser pursuant to Section 363 of the Bankruptcy Code, free and clear of all Liens, and (ii) the assignment by the Company and the assumption by the Purchaser, pursuant to Section 365 of the Bankruptcy Code, of all Contracts to be assigned to the Purchaser under this Agreement;

     WHEREAS, at the Closing, the Purchaser, the Company (or the purchaser of the Vending Operations) and The Palmer Lake Technology Center LLC (“Palmer Lake”) will enter into a sub-lease agreement (the “Sub-lease Agreement”) in the form of Exhibit A attached hereto, which agreement will become effective automatically as at the Closing; and

     WHEREAS, at the Closing, the Purchaser and the Company (or the purchaser of the Vending Operations) will enter into the following agreements: (i) a services agreement (the “Services Agreement”) in the form of Exhibit B attached hereto, and (ii) a license agreement (the “License Agreement”) in the form of Exhibit C attached hereto;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION I

PURCHASE AND SALE OF THE ASSETS

     1.01 Purchase and Sale of the Assets. (a) Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Company shall sell, assign, convey and deliver to the Purchaser free and clear of any and all Liens to the extent permitted under Section 363 of the Bankruptcy Code, and the Purchaser shall purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to the Business and all of the assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of the Company, other than the Excluded Assets (collectively, the “Assets”), which Assets are as follows:

     (i) all of the fixed assets and other tangible personal property, including, without limitation, all machinery, tools, equipment, computers, management information systems (including without limitation the Synapse billing software and billing systems), telephone systems, furniture, fixtures, leasehold improvements, supplies and any other assets owned by the Company, wherever located, set forth on Schedule 1.01(a)(i) hereto (collectively, the “Property”);

     (ii) all intellectual property used in the Business, including all (A) copyrights, source code and other software, and the registered copyrights listed on Schedule 1.01(a)(ii), whether domestic or foreign, registered or common law (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (B) all tradenames, tradename rights, trademarks, trademark applications, trademark rights, service marks, service mark rights, trade dress, domain names, URLs, web pages, in any case, whether domestic or foreign, registered or common law, listed on Schedule 1.01(a)(ii) (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (C) the pending U.S. patent application and corresponding foreign counterpart applications, including any continuations applications, divisional applications, issued patents, reexaminations and reissues thereof, whether domestic or foreign, listed on Schedule 1.01(a)(ii) (including without limitation, all goodwill associated with such application, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (D) all confidential information, trade secrets, designs, specifications, know-how and other proprietary information and technology; and (E) all other Intellectual Property set forth on Schedule 1.01(a)(ii);

     (iii) all mailing lists, customer lists, price lists, supplier lists, market studies, training and equipment manuals, business opportunities, projects and products planned or under development for, or used in, the Business;

     (iv) all Contracts set forth on Schedule 1.01(a)(iv) hereto; provided that, at its option, the Purchaser may unilaterally amend Schedule 1.01(a)(iv) to remove any number of Cure Contracts as it so desires;

     (v) all sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case relating to the Assets, the Assumed Liabilities or the Business;

(vi) all Permits, if any; and

(vii) the other Assets set forth on Schedule 1.01(a)(vii) hereto.

          (b) Excluded Assets. The Company is not selling, assigning or conveying to the Purchaser, the Purchaser is not purchasing, and the Assets shall not include any of the following assets, rights or properties relating to the Vending Operations of any kind or nature, set forth below, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of the Company (collectively, the “Excluded Assets”), which Excluded Assets are set forth below:

     (i) cash and cash equivalents, all tax and insurance refunds and all prepaid expenses, refunds, security and like deposits (other than any Cure Deposit), securities, instruments and other investments of the Company which relate to any Excluded Liabilities, and all bank accounts;

(ii) all trade accounts and other accounts receivable of the Company;

(iii) the Retained Contracts;

(iv) the assets set forth on Schedule 1.01(b)(iv) hereof;

     (v) all intellectual property used exclusively in the Vending Operations and not in the Business, including all (A) copyrights, source code and other software exclusive to the Vending Operations and not in the Business, whether domestic or foreign, registered or common law, (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (B) all tradenames, tradename rights, trademarks, trademark applications, trademark rights, service marks, service mark rights, tradedress, domain names, URLs, web pages, in any case, whether domestic or foreign or registered or common law, listed on Schedule 1.01(b)(v) (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (C) the invention disclosure, the issued design patent, pending U.S. patent applications and corresponding international and foreign counterpart applications and issued patent listed on Schedule 1.01(b)(v), including any applications, continuation applications, divisional applications, issued patents, reexaminations and reissues thereof, whether domestic or foreign (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, and claims for infringement of or interference with any of the foregoing and the right to recover past damages); (D) all confidential information, trade secrets, designs, specifications, know-how and other proprietary information and technology used exclusively in the Vending Operations and not in the Business; and (E) all intellectual property set forth on Schedule 1.01(b)(v);

     (vi) all mailing lists, customer lists, price lists, supplier lists, market studies, training and equipment manuals, business opportunities, and businesses, projects and products planned or under development or used exclusively in the Vending Operations and not in the Business;

(vii) corporate minute books, stock transfer records and the corporate seal of the Company; and

     (viii) all preference or avoidance claims and actions of the Company, including, without limitation, any such claims and actions arising under Sections 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code.

          (c) Assumed Liabilities. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Company agrees to assign to the Purchaser and the Purchaser agrees to assume from the Company and pay when due, perform and discharge, without duplication (collectively, the “Assumed Liabilities”):

4

     (i) liabilities or obligations under each of the Contracts but only to the extent that such liabilities or obligations accrue after the Closing Date as a result of the ownership of the Assets or operation of the Business by the Purchaser;

     (ii) liabilities or obligations under that certain lease between Palmer Lake and the Company relating to Units 870 and 880, Building Two, 870 Commercial Lane, Palmer Lake, Colorado, 80133 (the “Leased Property”), but only to the extent that such liabilities or obligations accrue after the Closing Date as a result of the ownership of the Assets or operation of the Business by the Purchaser; and

(iii) all Closing Liabilities under the Contracts.

          (d) Transfer Free and Clear. Upon the sale of the Assets on the Closing Date and the entry of the Approval Order, the Purchaser, or its assignee, shall be the owner thereof free and clear of all liens, claims, obligations and encumbrances to the extent permitted under Section 363 of the Bankruptcy Code, except for the Assumed Liabilities and Permitted Liens.

     Without limiting the generality of the foregoing, except as specifically provided in Section 1.01(c) hereof, the Purchaser shall not assume nor be deemed to assume any liabilities of the Company, including, without limitation, any liabilities under any of the Retained Contracts, Benefit Plans and Multiemployer Plans, Environmental Claims or any other claims of third parties (including any Governmental Authority) (collectively, the “Excluded Liabilities”).

     1.02 Pay-off of Brascan Loan. On the Closing Date, the Company shall pay or direct the payment of all or a portion of the Purchase Price directly to Brascan in repayment of the aggregate amount outstanding under that certain amended and restated term loan and security agreement (the “Brascan Loan Agreement”), dated as of March 26, 2004, between Brascan Financial Corporation (“Brascan”) and the Company, as subsequently amended. The Company shall, at least five (5) days prior to the Closing Date, designate to the Purchaser in writing the aggregate pay-off amount for Brascan as of the Closing and the accounts (at a bank or other financial institution) to which such proceeds shall be wired, which designation shall be accompanied by written instructions (or other pay-off letters) from Brascan setting forth the pay-off instructions.

     1.03 Cure Deposit. The Company shall deposit, at the direction of the Purchaser and subject to any order of the Bankruptcy Court, an aggregate amount of up to $250,000 (the “Cure Deposit”), with such payees of the Company as determined by Purchaser in its sole discretion. Following the Closing, the Purchaser shall be responsible for any amounts (“Cure Amounts”) which may be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of the Contracts, which, for greater certainty shall include any liability to Paymentech as of the Closing Date for prepaid services (the “Closing Liability”); provided, that in the event the Closing Liability is greater than $0, at the Closing, the Company shall cause the Cure Deposit to be applied to reduce the Closing Liability; provided, further, that in the event the Closing Liability exceeds the Cure Deposit applied to reduce the aggregate Closing Liability (such excess, the “Liability Excess”), the Company shall reimburse the Purchaser for the Liability Excess (the “Reimbursement Obligation”) but such reimbursement shall only be paid subsequent to the payment of all professional attorney fees incurred through the Closing Date. Subject to the Liens of any party providing debtor in possession financing to the Company (solely with respect to assets of the Vending Operations other than the Business) and the Liens of Platinum, to secure the prompt payment and performance to the Purchaser of the Reimbursement Obligation, the Company hereby assigns, pledges and grants to the Purchaser a continuing security interest in and to, and Lien on, all of its assets, whether now owned or existing or hereafter acquired or arising and wheresoever located.

5

SECTION II

THE PURCHASE PRICE

     2.01 Purchase Price. The purchase price for the Assets shall consist of an aggregate amount for the Assets equal to $2,850,000 (the “Purchase Price”). The Purchase Price shall be paid by the Purchaser at the Closing as follows:

          (a) to Brascan in satisfaction of the aggregate amount outstanding under the Brascan Loan Agreement;

          (b) to the Purchaser to reduce the Reimbursement Obligation; and

          (c) the remainder, if any, to the Company by wire transfer to such account as shall be designated by the Company in writing for working capital requirements.

     2.02 Additional Consideration. As additional consideration for the Assets and the Business, the Purchaser will provide to the Company favorable pricing terms with respect to on-going Vending Operations and associated support pursuant to the terms of the Services Agreement, which favorable pricing terms shall provide an aggregate benefit to the Company of up to $2,150,000.

     2.03 Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities) shall be allocated among the Assets as set forth on Schedule 2.03 hereto. The parties hereto agree that the allocation of the Purchase Price is intended to comply with Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted and/or supplemented if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code. None of the Purchaser or the Company will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation set forth on Schedule 2.03 hereto, or, if applicable, such adjusted or supplemental allocation. Each of the Company and the Purchaser agree that they shall attach to their tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocation set forth on Schedule 2.03 hereto, and shall cooperate with each other in preparing and filing any supplements to such form as may be required under Section 1060 of the Code.

     2.04 Prorations. Subject to Sections 1.03 and 6.02 hereof, the Purchaser and the Company agree to make prorations (to the extent practicable as of the Closing) in respect of accrued ordinary course operating expenses of the Business, in each case, incurred in the ordinary course of business and all current accrued ordinary course operating items customarily prorated in connection with the sale of assets similar to the Assets, including without limitation, if applicable, personal property taxes, lease payments and power and utility charges. The net amount of such prorations shall be mutually agreed upon and added to or deducted from the Cure Amount, as applicable. The Purchaser shall bill each customer of the Business following the Closing for all amounts due to the Company for which no invoice has been sent as of the Closing Date. All amounts received in respect thereof shall be applied to reduce the Cure Amount. To the extent such amounts are in excess of the Cure Amount, the Purchaser shall promptly remit the amount of such excess to Company promptly upon receipt. In the event that at any time following the Closing, the Purchaser or the Company shall present to the other evidence of any error in the proration calculation or any evidence of a proration or other transition item that was not calculable or transitionable at Closing, an appropriate adjustment to the Cure Amount shall be made from either the Company or the Purchaser to the other, as the case may be.

SECTION III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

     3.01 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business and in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Subject to the applicable provisions of Bankruptcy Laws, the Company does not have any subsidiaries or own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, limited liability company, joint venture or other entity, or have any agreement with any person, firm, corporation or other entity to acquire any such capital stock or other proprietary interest. The Company has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties, to conduct its businesses and, subject to the entry of the Procedures Order and the Sale Approval Order by the Bankruptcy Court, to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by the Company pursuant hereto.

     3.02 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates any provision of the certificate of incorporation or by-laws of the Company, or, except as set forth on Schedule 3.02 hereto, any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of or require the payment of any fee under or otherwise affect the continuation, validity or effectiveness of any Permit or any contract or agreement to which the Company is a party or by which the Company or any of the Assets is bound. Except as set forth on Schedule 3.02 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

     3.03 Title to Assets. Except as set forth on Schedule 3.03 hereto, the Company has good and valid title to each and all of the Assets, in each case free and clear of all Liens, except for (i) Permitted Liens and (ii) the Liens arising under the Debt Documents as of the date of this Agreement. Neither any Affiliate of the Company nor any other person or entity has any right to or interest in any of the Assets. The Assets constitute all of the assets used in the operations of, and necessary to operate, the Business as presently conducted, including, without limitation, the Synapse billing software and billing systems, but otherwise excluding the Company’s accounting and financial reporting system. The Company has the right, power and authority to sell and transfer each and all of the Assets to the Purchaser, and upon such sale and transfer the Purchaser will acquire good and valid title to each and all of the Assets, in all cases free and clear of all Liens, except for Permitted Liens.

     3.04 Permits. The Company holds no permits, licenses, any approvals, franchises, notices or authorizations issued by any Governmental Authorities necessary to operate, or useful in the operation of, the Business (collectively the “Permits”).

     3.05 Contractual and Other Obligations; Customers and Suppliers. Except for Retained Contracts, set forth on Schedule 1.01(a)(iv) hereto is a complete and accurate list of each contract, agreement, lease, guarantee (or other agreement relating to contingent obligations of the Company with respect to the Assets, the Assumed Liabilities, or the Business, arrangement (written or oral)) and each other document to which the Company is a party or by which the Company or any of the Assets is bound or subject (all of the foregoing, together with all other contracts, agreements, licenses, purchase orders, plans, contingent and other obligations, or other instruments or documents to which the Company or any of the Assets is subject or bound, other than the Retained Contracts, being herein collectively referred to as the “Contracts” and singularly referred to as a “Contract”).

     3.06 Intellectual Property. Set forth on Schedule 1.01(a)(ii) hereto is a complete and accurate list of the Company’s issued patents and pending patent applications, registered and common law trademarks and pending trademark applications, service marks, tradenames, copyrights, domain names, URLs and web pages, and other similar rights and applications therefor, and all contracts, agreements and other rights with respect to each of the foregoing, in any case whether domestic or foreign relating to, used in, the Business other than the Excluded Assets (collectively, the “Business Intellectual Property”). The Company has not licensed its rights in any Business Intellectual Property, current or planned products, designs or services to any other person or entity. Schedule 1.01(a)(ii) hereto completely and accurately sets forth which of the Intellectual Property is duly, validly and properly registered with or issued by, as applicable, the U.S. Patent and Trademark Office, the Registrar of Copyrights and applicable foreign Governmental Authorities in foreign jurisdictions. The Business Intellectual Property constitutes all such rights necessary to the conduct of the Business as currently conducted and as proposed to be conducted; except as set forth on Schedule 3.06 no adverse claims have been made and no dispute has arisen with respect to any Business Intellectual Property; and to the knowledge of the Company, the operation of the Company and the Business and the use by the Company of the Business Intellectual Property does not involve infringement, violation or claimed infringement or violation of any patent, trademark, service mark, tradename, copyright, agreement, license or similar right. Except as set forth on Schedule 3.06, the Company has received no notice (written or oral) that, nor is the Company aware of any claim or assertion that, any of the Business Intellectual Property is invalid or defective or infringing in any way, and the Company is not aware of any facts or prior acts upon which such a claim or assertion could be based. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including the transfer of the Assets to the Purchaser) will in no way affect the continuation, validity or effectiveness of any Business Intellectual Property or require the consent, waiver, approval or authorization of any Governmental Authority or other person or entity in respect of any Business Intellectual Property.

     3.07 Disclosure. No representation or warranty made in this Agreement by the Company (including the Exhibits and Schedules hereto) or in any certificate or other document delivered by the Company or any representative thereof pursuant hereto, and none of the information furnished by the Company set forth herein, including the Exhibits or Schedules hereto, or in any document delivered by the Company or any representative thereof to the Purchaser or any representative of the Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     3.08 “As Is” Transaction. The Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided or represented in this Agreement, the Company makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Business or the Assets including, without limitation, income to be derived or expenses to be incurred in connection with the Assets, the physical condition of any personal property comprising a part of the Assets, or which is the subject of any Contract, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any assigned lease to be assumed by the Purchaser at the Closing, the zoning of any such real property or improvements, the value or transferability of the Assets (or any portion thereof), the terms, amount, validity or enforceability of any Assumed Liabilities, the merchantability or fitness of the Assets (or any portion thereof for any particular purpose, or any other matter or thing relating to the Business or the Assets or any portion thereof). Without in any way limiting the foregoing, the Company hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets. The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of the Assets, and all such other matters relating to or affecting the Assets as the Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Assets, the Purchaser is doing so based solely upon such independent inspections and investigations, but subject to the satisfaction or waiver of the closing conditions specified herein. Accordingly, if the Closing occurs, the Purchaser will accept the Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

SECTION IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the date of the Closing, that:

     4.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Assets.

     4.02 Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken by the Purchaser, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     4.03 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby by the Purchaser, violates any provision of the certificate of incorporation or by-laws of the Purchaser, or any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect the continuation, validity or effectiveness of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of their respective assets is bound. Except for the Sale Approval Order, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

SECTION V

CONDUCT OF THE BUSINESS

     The Company hereby covenants and agrees with the Purchaser that, from and after the date of this Agreement and until the Closing, the Company shall not, and shall cause each of its officers, directors, employees, agents and representatives not to:

     5.01 Preservation of Organization, Employees and Business Relationships. Fail to use its best commercial efforts to (a) preserve the Company as a Delaware corporation, (b) keep available the services of the present employees of the Company relating to the Business, (c) preserve present relationships with customers, suppliers and other entities or persons having business dealings with the Company relating to the Business, (d) not make any increases in the compensation payable or to become payable to any Employee, and (e) not make any payments or provisions for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar plans or other disbursements or arrangements for or on behalf of any Employee other than in the ordinary course of business, consistent with past practices; and in addition, without limiting the generality of the foregoing, the Company shall consult with the Purchaser prior to making any significant personnel decisions with respect to any Employees;

     5.02 Contracts. Except as consented to by the Purchaser, make any change in the terms of any Contract or fail to perform in any material respect any of the Company’s obligations with respect thereto;

     5.03 Access to Information. Fail to use its reasonable best efforts to upon reasonable notice (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Company and its Affiliates relating to the Business, the Assets and the Assumed Liabilities, and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional available financial and operating data and other information regarding the Business, Assets and the Assumed Liabilities as the Purchaser, its officers, employees, authorized agents or representatives, may from time to time reasonably request in each case including, without limitation, in connection with the preparation of the License Agreement.

     5.04 Marketing. Subject to Section 14.02, prevent, hinder, restrict or in any way limit the Purchaser from marketing the Business, including by way of any of the following: (i) disclosing to others, whether by press release or otherwise that the Purchaser and the Company have signed an agreement to acquire the Business; and (ii) referring to the Company and its customers as customers of the Business in all circumstances, including at trade shows, demonstrations, marketing meetings and other public and private events.

SECTION VI

ADDITIONAL COVENANTS OF
THE COMPANY AND THE PURCHASER

     6.01 Further Assurances. Subject to the terms and conditions of this Agreement, prior to and after the Closing, the Purchaser and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, including under applicable laws and regulations, to consummate and otherwise give effect to the transactions contemplated by this Agreement.

     6.02 Correspondence, Funds, etc. (a) The Company covenants and agrees that, subsequent to the Closing, the Company shall deliver to the Purchaser, promptly after the receipt thereof and in the form received, any and all Assets and copies of all inquiries, correspondence and other items and materials received by the Company from any person or entity relating to the operation of the Business from and after Closing or to any of the Assets. Without limiting the generality of the foregoing, subsequent to the Closing, the Company covenants and agrees to mail on a daily basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by the Company, comprising payment of any accounts, notes, or other amounts owed to the Purchaser, or otherwise constituting part of the Assets. The Purchaser shall have and is hereby granted the right to receive, endorse, assign and/or deliver in the name of the Purchaser or the Company any and all checks, drafts and other instruments comprising payment of any accounts, notes, or other amounts owed to the Purchaser, or otherwise constituting part of the Assets, and the Company hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. The Company hereby constitutes the Purchaser as the Company’s attorney with power (i) to endorse the Company’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment; (ii) to sign the Company’s name on any invoice relating to the Assets; (iii) to demand payment; (iv) to enforce payment by legal proceedings or otherwise; (v) to exercise all of the Company’s rights and remedies with respect to collection; and (vi) to settle, adjust, compromise, extend or renew any claims relating to the Assets or the Business from and after Closing or any legal proceedings relating thereto. The Purchaser shall notify the Company of any actions taken by the Purchaser under the foregoing authority granted to Purchaser. All acts of said attorney or designee are hereby ratified and approved, and said attorney shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence.

          (b) The Purchaser covenants and agrees that, subsequent to the Closing, the Purchaser shall deliver to the Company, promptly after the receipt thereof and in the form received, copies of all inquiries, correspondence and other items and materials received by the Purchaser from any person or entity relating to the Vending Operations prior to Closing or to any of the Excluded Assets. Without limiting the generality of the foregoing, subsequent to the Closing, the Purchaser covenants and agrees to mail on a daily basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Company, received by the Purchaser, comprising payment of any accounts, notes, or other amounts owed to the Company, or otherwise constituting part of the Excluded Assets. From and after the Closing, the Company shall have the right and authority to endorse, without recourse, the name of the Purchaser on any check, note, draft, instrument or any other evidence of indebtedness received by the Company on account of any account, note or other Receivable, or other amount owed to, the Purchaser, or otherwise constituting part of the Excluded Assets, and the Purchaser shall deliver to the Company at the Closing documents (including powers of attorney) sufficient to permit the Company to cash or otherwise deposit in bank accounts in the name of the Company each such check, note, draft, instrument or other evidence of indebtedness.

     6.03 Confidential Information. Each of the Company and the Purchaser acknowledges that after the Closing the parties could be irreparably damaged if the Company’s knowledge of the Business or the Purchaser’s knowledge of the Vending Operations (other than the Business) were disclosed to or utilized on behalf of any person, firm, corporation or other entity other than the Purchaser or its Affiliates or the Company or its Affiliates, as applicable, and the Company and the Purchaser each covenant and agree that it will not, following the Closing, without the prior written consent of the Purchaser or the Company, as applicable, disclose (or permit to be disclosed) or use (or permit to be used) in any way any information relating to any such knowledge unless (a) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, and, in any such event, the Company or the Purchaser, as applicable gives the Purchaser or the Company, as applicable, prompt written notice of any such requirement and prior to any such disclosure or (b) such information is generally available to the public through no fault of the Company or the Purchaser, as applicable.

     6.04 Employees. (a) As of the Closing Date, the Purchaser shall offer employment to the employees of the Company listed on Schedule 6.04 hereto (all such employees who accept such offered employment by the Purchaser, are referred to herein as the “Employees”), on terms and conditions, on the whole, which are comparable to those of the Company in effect on the date hereof, and the Employees shall resign from the Company as of the Closing Date. Until the Closing Date, the Company shall use its commercial best efforts to not alter or change the terms and conditions of employment of any Employee without the prior written consent of the Purchaser. Nothing herein shall be deemed either to affect or to limit in any way after the Closing the management prerogatives of the Purchaser with respect to the Employees (including, without limitation, the right of the Purchaser to modify compensation or the right of the Purchaser to terminate the employment of any Employee), or to create or to grant to such Employees any third-party beneficiary rights or claims or causes of action of any kind or nature against the Purchaser or its Affiliates. Except as it relates to the payment processing services provided by the Purchaser to the Company pursuant to the Services Agreement, the Company shall not hire, solicit, contract with or otherwise engage in any business, directly or indirectly, with any Employee.

          (b) Pursuant to Treasury Reg. § 31.3121(a)(1)-1(b), for purposes of FICA tax withholding, the Purchaser shall treat all wages (within the meaning of Section 3121(a) of the Code) paid by the Company in 2004 to each Employee employed by the Purchaser immediately after the Closing Date as paid by the Purchaser. Pursuant to Section 5 of Rev. Proc. 96-60, 1996-2 C.B. 399, the Purchaser and the Company agree that the Form W-2 (Employee’s Wage and Tax Statement) furnished by the Purchaser to each Employee employed by the Purchaser immediately after the Closing shall include wages and other compensation paid, and taxes withheld, during 2004 by each of the Company and the Purchaser. At or prior to the Closing, the Company shall transfer to the Purchaser a current Form W-4 (Employee’s Withholding Allowance Certificate) for each Employee employed by the Purchaser immediately after the Closing. The Company and the Purchaser agree to include a statement (with the relevant information described in Section 5 of Rev. Proc. 96-60) with their respective Forms 941 (Employer’s Quarterly Tax Return) for the calendar quarter during which the Closing occurs, apprising the Internal Revenue Service of the foregoing arrangements.

     6.05 Removal of Excluded Assets. Subject to the terms of the Sub-lease Agreement, the Company agrees that, (i) on or before the date which is thirty (30) days after the Closing Date, it shall, upon reasonable prior notice and in a manner so as to minimize any disruption or damage to the Purchaser, the Business, the Assets and leased facilities of the Business in Colorado (the “Facilities”), remove or cause to be removed from the Facilities, at the Company’s sole cost and expense, all of the tangible property set forth on Schedule 1.01(b)(iv) hereto (the “Synapse Enabler Equipment”) and, to the extent that the building(s) and other structures housing such items or any other property is damaged as a result of such removal, the Company shall, at its sole cost and expense, promptly repair or cause to be repaired, in a manner satisfactory to the Purchaser, such damage, (ii) the housing of the Synapse Enabler Equipment at the Facilities during such thirty (30) day period shall be free of charge to the Company, (iii) the Synapse Enabler Equipment shall remain at the Facilities after the Closing at the Company’s sole risk, and (d) in the event that any of the Synapse Enabler Equipment remains at the Facilities beyond the time period permitted above, the Purchaser shall be entitled upon prior written notice to the Company, at the Company’s sole cost and expense, to remove such Synapse Enabler Equipment from the Facilities and place such Synapse Enabler Equipment in storage.

     6.06 Transfer Taxes. Subject to Bankruptcy Court approval, in accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans or reorganization to be confirmed in the Bankruptcy Case, and as such shall be free and clear of any and all transfer tax, stamp tax or similar taxes. Such instruments, orders and agreements transferring the Assets to the Purchaser shall contain the following endorsement:

“Because this [instrument] has been authorized pursuant to an order of the United States Bankruptcy Court for the Southern District of New York, in contemplation of a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. § 1146(c).”

Notwithstanding the foregoing and the parties’ intent hereunder, in the event any such transfer, stamp or similar taxes are payable hereunder, the Purchaser shall be responsible for the payment thereof.

     6.07 Cooperation and Exchange of Information. If practicable, without limiting Section 5.03 hereof, the Company and the Purchaser will provide each other with such cooperation and information as either of them may reasonably request of the other in preparing and filing any Tax Return, amended Tax Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or in connection with more effectively consummating the transactions contemplated by this Agreement. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Company and the Purchaser shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to the Purchaser and the Company, to provide explanations of any documents or information provided hereunder. The Company and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns.

     6.08 Non-Assertion of Claims. (a) The Company hereby covenants and agrees that from and after the Closing Date it shall not commence or assert any action, cause of action or claim of any kind against the Purchaser to the effect that the ownership or use of any of the Assets (including without limitation any of the Intellectual Property) or the conduct of the Business following the Closing infringes on any patent, know-how, technology or any other confidential information or other proprietary right of any kind of the Company.

          (b) The Purchaser hereby covenants and agrees that, from and after the Closing Date, except in respect of the Company’s use of any Intellectual Property subject to the License Agreement, it shall not commence or assert any action, cause of action or claim of any kind against the Company to the effect that the ownership or use of any of the Excluded Assets or the conduct of the Vending Operations following the Closing infringes on any patent, know-how, technology or any other confidential information or other proprietary right of any kind of the Purchaser.

     6.09 Bankruptcy Court Approvals.

          (a) Bankruptcy Court Approval of Sale Procedures. On or as soon as practicable subsequent to the date hereof, but in no event more than five days thereafter, the Company will file a motion (the “Sale Procedure Motion”) with the Bankruptcy Court requesting the entry of an order substantially in the form attached hereto as Exhibit D (the “Procedure Order”) (i) fixing the earliest available time and date, and location of a hearing (the “Approval Hearing”) to approve the Companys’ consummation of the Agreement, (ii) fixing the time and date of an auction (the “Auction”) preceding the Approval Hearing to be held at the offices of the Company’s counsel, or such other location as the Bankruptcy Court directs, at which higher and better offers to purchase the Assets may be presented to the Company, (iii) establishing bidding procedures acceptable to the Purchaser, (iv) providing that if the Company receives from a third party a higher and better offer to purchase the Assets at the Auction, and such third party offer is subsequently approved by the Bankruptcy Court and closes as provided by its terms, then the Purchaser will be entitled to receive from the Company a flat fee payment (not dependent on amounts actually expended or incurred by the Purchaser) in Good Funds in the amount of $150,000 (the “Break-Up Fee”) which payment shall be made to the Purchaser concurrently with the consummation of such third party sale, (v) providing that the Purchasers’ claim to the Break-Up Fee shall be entitled to superpriority administrative claim treatment in the Bankruptcy Case, senior to all other superpriority claims, except such claim shall be subordinate to the payment of all professional fees in the Bankruptcy Case, whether now or hereafter incurred or accrued, and to the rights of such professionals to such payment, (vi) providing that no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed “financially qualified” by the Company, in accordance with objective criteria set forth in the Procedure Order which at a minimum shall require any such prospective purchaser to provide documentation establishing that such prospective purchaser has sufficient cash on hand or a binding financial commitment from an established financial institution to ensure such prospective purchaser’s ability to meet its commitments pursuant to its bid, (vii) providing that no prospective purchaser who bids for the Assets at Auction shall be entitled to purchase the Assets unless such prospective purchaser submits to the Company in writing three days prior to the Auction a bid at least equal to $200,000 greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities) for the initial bid, and then $50,000 greater for any additional incremental bid, accompanied by a commitment to proceed to a closing on contractual terms at least as favorable to the Company as those set forth in this Agreement and a cash deposit in an amount equal to the product obtained by multiplying the purchase price proposed in such bid times 5%, and (viii) requiring the Company to provide to the Purchaser, upon the Company’s receipt thereof, a copy of any bid received by it, except not including any materials related to such bidder which the Company is prohibited from disclosing by the terms of a valid confidentiality agreement and also not including any financial or proprietary information submitted by such bidder. Should overbidding take place, the Purchaser shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon any such overbid, provided, however, that the Purchaser shall receive a credit against any additional incremental bid in an amount equal to $150,000. The Company shall use reasonable efforts to obtain the Procedure Order. (The date on which the Procedure Order is entered and becomes final is referred to herein as the “Sale Procedure Date”). In order to prevail at the Auction and subsequent Approval Hearing, such aggregate bid for the entirety of the Assets must be deemed higher and better than the Purchaser’s bid for the entirety of the Assets, in accordance with the Procedure Order.

          (b) Bankruptcy Court’s Approval of Sale. Contemporaneously with the filing of the Sale Procedure Motion, the Company shall file a motion with the Bankruptcy Court (the “Sale Motion”) requesting entry of an order (the “Approval Order”) in form reasonably acceptable to the Purchaser and providing that the Purchaser shall not incur any liability as a successor to the Business which (i) approves the sale of the Assets to the Purchaser on the terms and conditions set forth in this Agreement, or such higher and better terms and conditions offered at Auction, and authorizes the Company to proceed with this transaction, (ii) includes a specific finding that the Purchaser is a good faith purchaser of the Assets under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (iii) states that the sale of the Assets to the Purchaser shall be free and clear of all liens, claims, interests and encumbrances whatsoever to the extent permitted under Section 363 of the Bankruptcy Code (except as expressly provided in this Agreement), and (iv) approves the Company’s assumption and assignment of the explicitly assumed pre-petition Contracts (collectively, the “Section 365 Contracts”) pursuant to Section 365 of the Bankruptcy Code and requires payment of any Cure Amounts, payable to the other parties to the Section 365 Contracts as a condition to such assumption and assignment, in accordance with Section 1.03 herein, (vi) authorizes and directs the Company to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (vii) determines that the Purchaser is not a successor to the Company or otherwise liable for any of the Excluded Liabilities and permanently enjoins each and every holder of any of the Excluded Liabilities from commencing, continuing or otherwise pursuing or enforcing any remedy, claim, cause of action or encumbrance against the Purchaser related thereto, (viii) finds that, pursuant to Section 1146(c) of the Bankruptcy Code, the within transaction is “in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Case,” and as such shall be free and clear of any and all transfer tax, stamp tax or similar taxes. In no event shall the Purchaser have the right to terminate this transaction by reason of the failure to assign any Section 365 Contract which is not material to the operation of the Business. Following the filing of the Sale Motion, the Company shall use reasonable efforts to obtain entry of the Approval Order. Both the Purchaser’s and the Company’s obligations to consummate the transactions contemplated herein which the Purchaser and the Company may hereafter enter into shall be conditioned upon the Bankruptcy Court’s entry of the Approval Order.

     (c) Company’s Additional Bankruptcy Procedure Covenants. The Company shall promptly make any filings, take all actions, and use its commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the sale of the Assets, subject to its obligations to comply with any order of the Bankruptcy Court. In the event an appeal is taken, or a stay pending appeal is requested, from any of the foregoing orders of the Bankruptcy Court, the Company shall immediately notify the Purchaser of such appeal or stay request and, upon the Purchaser’s request, shall provide to the Purchaser within three business days after the Company’s receipt thereof a copy of the related notice of appeal or order of stay. The Company shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from any of such orders.

SECTION VII

CLOSING

     7.01 Time and Place of Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Assets as set forth herein (the “Closing”) shall be held at 10:00 a.m. at the offices of Torys LLP, 237 Park Avenue, New York, New York 10017 after the satisfaction or waiver of all conditions precedent set forth in Sections VIII and IX hereof, or such other time, date and place as the parties shall mutually agree (such date upon which the Closing occurs is herein referred to as the “Closing Date”).

     7.02 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by written agreement of each of the Company and the Purchaser;

          (b) at any time before the Closing, by the Purchaser or the Company in writing in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Purchaser upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Company, or in the event of a material breach of any representation or warranties of the Company, pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Article IX hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Purchaser in writing) prior to the Drop Dead Date;

          (d) by the Company upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Purchaser, or in the event of a material breach of any representation or warranties of the Purchaser, pursuant to the terms of this Agreement or any of the Acquisition Documents, which breach would result in a condition to Closing set forth in Article IX hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Company in writing) prior to the Drop Dead Date; and

          (e) by the Purchaser or the Company if the Closing shall not have occurred on or before the forty-fifth (45th) day following the entry of the Approval Order (the “Drop Dead Date”).

     7.03 Effect on Obligations. Termination of this Agreement pursuant to Section 7.02 shall terminate all obligations of the parties to each other hereunder, except for the obligations under Sections 7.04 and 14.04 (except as otherwise provided herein), and provided, however, those obligations that expressly survive such termination or which, by their nature, must survive termination to give effect to the intention of the parties, provided, however, that, notwithstanding the foregoing, the termination of this Agreement pursuant to clauses (c) or (d) of Section 7.02 shall not relieve any party of any liability with respect to any breach of any representation, warranty, covenant or agreement herein by such party, or limit or preclude any remedy any party may have against such breaching party with respect to any such breach.

     7.04 Return of Documentation. Following a termination in accordance with Section 7.02, the Purchaser shall use its best efforts to return copies (or, to the extent provided, the originals) of all agreements, documents, contracts, instruments and other books and records of the Company provided by the Company to the Purchaser or any representatives of the Purchaser in connection with the transactions contemplated by this Agreement and the Company shall use its best efforts to return copies (or, to the extent provided, the originals) of all agreements, documents, contracts, instruments and other books and records of the Purchaser (or any of its Affiliates) provided by the Purchaser or any representative of the Purchaser in connection with the transactions contemplated by this Agreement.

     7.05 Delivery of the Assets. Delivery of the Assets shall be made by the Company to the Purchaser at the Closing by delivering such warranty deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, conveyance and transfer, and such powers of attorney, as shall be effective to fully vest in the Purchaser good and valid title to, and the right to full custody and control of, all of the Assets, free and clear of all Liens (except for Permitted Liens), in each case in form and substance reasonably satisfactory to the Purchaser and its counsel.

     7.06 Assumption of Liabilities. At the Closing, the Purchaser shall deliver to the Company such instruments as shall be sufficient to effect the assumption by the Purchaser of the Assumed Liabilities in form and substance reasonably satisfactory to the Company and its counsel.

     7.07 Contracts and Books. At the Closing, the Company shall deliver to the Purchaser the Contracts and the books and records of the Business constituting a part of the Assets, excluding those constituting Excluded Assets; provided that, subject to Section XI of this Agreement, the Company shall have access to the books and records of the Company on reasonable prior notice to the Purchaser during ordinary business hours for reasonable business purposes (including, without limitation, in connection with the preparation of tax returns relating to pre-closing periods or complying with requirements of Governmental Authorities) relating to the operation of the Business prior to the Closing Date.

     7.08 Additional Steps. At the Closing, the Company shall take all steps required to put the Purchaser in actual possession and control of all of the Assets.

SECTION VIII

CONDITIONS TO
THE COMPANY’S OBLIGATION TO CLOSE

     The obligations of the Company to sell the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Company in its sole discretion and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the Closing:

     8.01 Instruments of Assumption of the Assumed Liabilities. The Purchaser shall have delivered to the Company the Purchase Price and the instruments required to be delivered by the Purchaser pursuant to Section 7.06 hereof.

     8.02 No Order. No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such injunction, judgment, order, decree, ruling or charge be in effect.

     8.03 Performance. The Purchaser shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date.

     8.04 Ancillary Agreements. The Purchaser shall have executed and delivered to the Company each of the Sub-lease Agreement, the Services Agreement and the License Agreement and shall have complied with the terms and provisions of each such agreement.

     8.05 Approval Order. The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 6.09(a) and the Approval Order in accordance with Section 6.09(b) and the related orders including those respecting the assumption and assignment of Contracts, and the Approval Order shall not have been stayed as of the Closing Date.

SECTION IX

CONDITIONS TO
THE PURCHASER’S OBLIGATION TO CLOSE

     The obligations of the Purchaser to purchase the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion and each of which the Company hereby agrees to use its best efforts to satisfy at or prior to the Closing:

     9.01 No Litigation. No stay against the Company or the Purchaser (or any of its Affiliates) relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall have been entered.

     9.02 Representations and Warranties. The representations and warranties made by the Company herein shall be true and correct in all material respects (other than those representations and warranties which are qualified by “materiality” “Material Adverse Effect” or words or phrases of equivalent import, which shall be true and correct) at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing, and on the date of the Closing, the Company shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company on or before the date of the Closing shall have been duly complied with and performed in all material respects, and on the date of the Closing, the Company shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

     9.03 Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby, including a certificate of the Secretary of the Company attaching a true and correct copy of the Company’s Certificate of Incorporation, By-laws and resolutions approving the Agreement and the transactions contemplated hereby.

     9.04 Sale of All the Assets. All the Assets shall be sold and delivered to the Purchaser (or its designee) at the Closing.

     9.05 Third Party Consents. The Purchaser shall have received evidence satisfactory to the Purchaser of receipt by the Company of the consents of third parties under the contracts, licenses, agreements, leases, Permits and other instruments of the Company to the consummation of the transactions contemplated hereby as set forth on Schedule 3.02 hereto, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser, the Company, the Business or any of the Assets, and shall be in form and substance satisfactory to the Purchaser.

     9.06 Ancillary Agreements. The Company shall have executed and delivered to the Purchaser each of the Sub-lease Agreement, the Services Agreement and the License Agreement and shall have complied with the terms and provisions of each such agreement.

     9.07 Instruments of Conveyance of the Assets; Power of Attorney, etc. The Company shall have delivered to the Purchaser, good and sufficient Intellectual Property assignments in form for filing with the U.S. Patent and Trademark Office, the Registrar of Copyrights and in appropriate foreign jurisdictions where Intellectual Property is registered), conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as are effective to fully vest in the Purchaser good and valid title to the Intellectual Property.

     9.08 No Order. No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such injunction, judgment, order, decree, ruling or charge be in effect. No Action shall be pending before any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     9.09 Approval Order. The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 6.09(a) and the Approval Order in accordance with Section 6.09(b) and the related orders including those respecting the assumption and assignment of Contracts, and the Approval Order shall not have been stayed as of the Closing Date.

     9.10 Force Majeure. On the Closing Date there shall not be existing an Event of Force Majeure having a material adverse effect on the Assets or the Business, in each case taken as a whole, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

SECTION X

INDEMNIFICATION

     10.01 Indemnification by the Company. From and after the Closing Date, the Company (subject to Section 10.06 below), shall indemnify and hold harmless the Purchaser (and each of its employees, officers, directors, stockholders, Affiliates, agents and representatives) (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages to the extent such Damages are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (a) the breach by the Company of any of its covenants, agreements, obligations or provisions hereof, or under any of the other certificates, agreements or documents delivered by the Company in connection herewith, (b) the breach of any of the representations or warranties made by the Company herein (including in any Exhibit or Schedule hereof), or in any certificate, agreement or other document delivered pursuant hereto by the Company, or (c) any and all Excluded Liabilities.

     10.02 Indemnification by the Purchaser. From and after the Closing Date, the Purchaser (subject to Section 10.06 below), shall indemnify and hold harmless the Company and its employees, officers, directors, Affiliates, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent such Damages are sustained or incurred by any of the Seller Indemnified Parties, in connection with or by reason of (a) the breach by the Purchaser of any of its covenants, agreements, obligations or provisions hereof, or under any of the other certificates, agreements or other documents delivered by the Purchaser in connection herewith, (b) the breach of any of the representations or warranties made by the Purchaser herein, or in any certificate, agreement or other document delivered pursuant hereto by the Purchaser or (c) the Assumed Liabilities.

21

     10.03 Procedure for Indemnification. (a) In the event that any Seller Indemnified Party, on the one hand, or any Purchaser Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section X or any other provision of this Agreement (each, an “Indemnification Matter”), the party indemnified hereunder (the “Indemnitee”) shall notify the parties providing indemnification (collectively, the “Indemnitor”) by sending written notice to the Indemnitor (each, an “Indemnity Notice”). In the case of an Indemnification Matter involving a third party claim, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given promptly after the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify.

          (b) In the case of third party claims the Indemnitee shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional and diligent manner), (ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim which is solely for money damages without the prior written consent of the Indemnitee which consent shall not be unreasonably withheld or delayed, and shall not settle any other such third party claim without the prior written consent of the Indemnitee (including, without limitation, if such claim seeks or such settlement imposes equitable remedies or injunctive relief on the Indemnitee), and (iii) to employ counsel designated by the Indemnitor and reasonably satisfactory to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise. The Indemnitor shall, within twenty (20) days of receipt of an Indemnity Notice of such claim (the “Indemnity Notice Period”), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised by its counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitees counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within twenty (20) days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to and in accordance with the provisions of this Section X, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the expense of the Indemnitor, and the costs and expenses of all proceedings, contests or lawsuits and all other Damages sustained or incurred with respect to such claims, proceedings or litigations shall be borne solely by the Indemnitor. In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including, without limitation, with counsel of its choice) at its sole expense (except as otherwise provided herein), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Within five (5) business days after the occurrence of an order or other determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

          (c) In the event that an Indemnification Matter does not involve a third party claim, the Indemnitor shall within thirty (30) days after the date of an Indemnity Notice pay to the Indemnitee the amount of Damages payable pursuant to Section 10.01 hereof and which are at the time sustained or incurred by the Indemnitee and shall thereafter pay any other Damages payable pursuant to Section 10.01 hereof and related to the same Indemnity Notice on demand.

     10.04 Subrogation. The Company shall not be subrogated to any or all rights of any Purchaser Indemnified Party(s) with respect to any Damages for which the Purchaser Indemnified Party(s) has been indemnified by the Company hereunder (all of which rights of subrogation are expressly hereby irrevocably and unconditionally waived and released by the Company). No Purchaser Indemnified Party shall be required to make any claim against any other person or entity or to take any other action in order to pursue any claim against the Company.

     10.05 Validity. The indemnification agreements provided for in this Section X shall apply notwithstanding any knowledge of any party or investigation made at any time by or on behalf of any party hereto.

     10.06 Limits on Indemnifications. (a) The representations and warranties contained in or made pursuant to this Agreement shall expire on the third anniversary of the Closing Date, provided that all covenants and agreements hereunder shall survive indefinitely, the representations and warranties contained in Section 3.4 hereof shall survive until the date of expiration of the applicable statute of limitations (and all extensions thereof) with respect thereto, and provided further that if written notice is properly given under this Section X with respect to any alleged breach of a representation or warranty to which a party or other indemnified person or entity is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved.

          (b)  Notwithstanding anything herein to the contrary, no Indemnitee shall make any claim or claims pursuant to Sections 10.01(b) or 10.02(b), (i) in excess of $2,850,000 in the aggregate (the “Cap”), or (ii) unless the aggregate amount of Damages sustained or incurred with respect to all claims pursuant to such Section 10.01(b) or Section 10.02(b), as the case may be, exceeds $100,000 (the “Basket”), at which time the entire amount payable by the Company pursuant to Section 10.01(b) or the Purchaser pursuant to Section 10.02(b) in respect of Damages sustained and incurred may be claimed in accordance therewith.

          (c) Notwithstanding the foregoing, the Cap and the Basket shall not apply to (i) the obligation of the Company to pay all Excluded Liabilities, (ii) the obligation of the Purchaser to pay all Assumed Liabilities (iii) indemnification obligations under Sections 10.01(a) and 10.02(a) with respect to the breach of any covenant or agreement, or (iv) any indemnification under Section 10.01(b) or 10.02(b) with respect to the breach by the Company of its representations and warranties in Section 3.03.

     10.07 Assignment. Effective as of the Closing, the Company hereby assigns to the Purchaser an undivided interest in and to any and all rights which each of the Company may have under any federal, state or local laws, rules or regulations or under any documents, instruments or agreements or otherwise of contribution, indemnification or reimbursement in respect of any Damages incurred or sustained by any Purchaser Indemnified Party arising under or relating to any Environmental Laws by reason of the conduct of the Business by the Company or by any predecessors of the Company at any of the real property formerly owned or leased, by the Company or by any predecessors of the Company or the Business.

     10.08 Liability; Infringement. For greater certainty, notwithstanding anything herein, the Purchaser shall have no liability, and the Company shall have no cause of action, for any defect in any of the Assets or any service provided by the Purchaser to the Company or any of its successors or assigns, whether arising out of infringement of the rights of any third party, improper title, product liability, improper functioning or anything else, whatsoever if such defect results from the condition of the Assets as they existed at the Closing.

SECTION XI

NON-COMPETITION AGREEMENT OF THE COMPANY

     11.01 Non-Competition. (a) From and after the Closing, and in consideration thereof, the Company, on behalf of itself, its subsidiaries and affiliates, covenants and agrees with the Purchaser that the Company shall not subsequent to the Closing Date and until such a time as the Purchaser is no longer active in the Business:

     (i) compete anywhere in the world, directly or indirectly, whether as principal, consultant, partner, agent, lender, stockholder, limited partner or other investor (other than an investment of not more than one percent (1%) of the stock or equity of any corporation the capital stock of which is listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market), with the Purchaser in the Business (the “Purchaser Covered Business”); or

     (ii) no senior executive or officer of the Company shall intentionally take any action or make any statement, the effect of which would be to materially impair the Purchaser Covered Business or the goodwill of the Purchaser or the business reputation or good name of the Purchaser, or be otherwise materially detrimental to the Purchaser Covered Business or the interests of the Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of the Purchaser Covered Business; provided, however that no breach of this Section 11.01(a)(ii) shall be deemed to have occurred unless the Purchaser shall have reasonably reliable written evidence to such effect.

          (b) Except solely with respect to the Vending Operations, from and after the Closing, and in consideration thereof, the Company covenants and agrees that the Company shall not subsequent to the Closing Date and until such a time as the Purchaser is no longer active in the Business:

     (i) solicit or entice or endeavor to solicit or entice away from the Purchaser in the Purchaser Covered Business any customer, supplier, client or other person with whom the Purchaser in the Purchaser Covered Business deals who is at the time of such solicitation or enticement, or was at any time during the eighteen (18) month period ending on the date of such solicitation or enticement, a customer, supplier, client or other person or entity with whom the Company or the Purchaser in the Purchaser Covered Business deals with, either for his own account or for any individual, firm, corporation or other entity, except for those persons listed on Schedule 11.01; or

     (ii) entice or endeavor to solicit the employment of any person who is an employee of the Purchaser in the Purchaser Covered Business at the time of such solicitation or enticement, or was an employee of the Company, or the Purchaser in the Purchaser Covered Business at any time during the eighteen (18) month period ending on the date of such solicitation or enticement, either for his own account or for any individual, firm, corporation or other entity.

          (c) Without limiting the provisions of Section 14.06 hereof, the parties hereto agree that if in any proceeding the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to give effect to the provisions of this Section XI to the maximum extent permitted by law.

          (d) Notwithstanding the foregoing, nothing herein shall prohibit the Company from (i) subject to Section 2.3 of the License Agreement, providing transaction processing to itself (or any of its Affiliates) for the Vending Operations, or (ii) from engaging the services of a third party (including a competitor of the Purchaser) for transaction processing for the Vending Operations.

          (e) Notwithstanding anything contained herein to the contrary, in no event shall the restrictions set forth in this section in any way prevent the Company from offering card acceptance services directly or indirectly to card-accepting merchants as a duly registered Merchant Service Provider of MasterCard or as an Independent Sales Organization of Visa International, as both designations are defined in those respective card associations’ rules.

SECTION XII

NON-COMPETITION AGREEMENT OF THE PURCHASER

     12.01 Non-Competition. (a) From and after the Closing, and in consideration thereof, the Purchaser, on behalf of itself, its subsidiaries and affiliates, covenants and agrees with the Company that the Purchaser shall not subsequent to the Closing Date and until such a time as the Company is no longer active in the Vending Operations:

     (i) compete anywhere in the world, directly or indirectly, whether as principal, consultant, partner, agent, lender, stockholder, limited partner or other investor (other than an investment of not more than one percent (1%) of the stock or equity of any corporation the capital stock of which is listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market), with the Company in the Vending Operations (other than the Business) (the “Seller Covered Business”); or

     (ii) no senior executive or officer of the Purchaser shall intentionally take any action or make any statement, the effect of which would be to materially impair the Seller Covered Business or the goodwill of the Company or the business reputation or good name of the Company, or be otherwise materially detrimental to the Seller Covered Business or the interests of the Company, including any action or statement intended, directly or indirectly, to benefit a competitor of the Seller Covered Business; provided, however that no breach of this Section 12.01(a)(ii) shall be deemed to have occurred unless the Company shall have reasonably reliable written evidence to such effect.

          (b) Except in connection with the Business, from and after the Closing, and in consideration thereof, the Purchaser covenants and agrees that the Purchaser shall not subsequent to the Closing Date and until such a time as the Company is no longer active in the Vending Operations:

     (i) solicit or entice or endeavor to solicit or entice away from the Company in the Seller Covered Business any customer, supplier, client or other person with whom the Company in the Seller Covered Business deals who is at the time of such solicitation or enticement, or was at any time during the eighteen (18) month period ending on the date of such solicitation or enticement, a customer, supplier, client or other person or entity with whom the Company or the Company in the Seller Covered Business deals with, either for his own account or for any individual, firm, corporation or other entity, except for those persons listed on Schedule 12.01; or

     (ii) entice or endeavor to solicit the employment of any person who is an employee of the Company in the Seller Covered Business at the time of such solicitation or enticement, or was an employee of the Purchaser or the Company in the Seller Covered Business at any time during the eighteen (18) month period ending on the date of such solicitation or enticement, either for his own account or for any individual, firm, corporation or other entity.

          (c) Notwithstanding the foregoing, nothing herein shall prohibit the Purchaser from providing the services of the Business to any third party (including a competitor of the Company).

          (d) Without limiting the provisions of Section 14.06 hereof, the parties hereto agree that if in any proceeding the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to give effect to the provisions of this Section XII to the maximum extent permitted by law.

SECTION XIII

BROKERS AND FINDERS

     13.01 The Company’s Obligations. The Purchaser shall not have any obligation to pay any financial advisory, finder’s fee or other compensation to any person, firm or corporation claiming by, through or under the Company or any Affiliate thereof in connection with this Agreement and the transactions contemplated hereby, and the Company hereby agrees to indemnify and save the Purchaser Indemnified Parties harmless from any and all Damages sustained or incurred by any of the Purchaser Indemnified Parties by reason of any such claim for any such fee or other compensation.

     13.02 The Purchaser’s Obligations. The Company shall not have any obligation to pay any fee or other compensation to any person, firm or corporation claiming by, through or under the Purchaser or any Affiliate thereof in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Company harmless from any and all Damages sustained or incurred by the Company by reason of any such claim for any such fee or other compensation.

SECTION XIV

MISCELLANEOUS

     14.01 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by registered or certified mail, postage prepaid, or sent by Federal Express or any other nationally recognized overnight courier service, as follows:

          (a) If to the Company:

U.S. Wireless Data, Inc. 750 Lexington Avenue 20th Floor New York, New York 10022 Attention: Mr. Dean Leavitt Telephone: (212) 750-7766 Fax: (212) 905-0205

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C. 666 Third Avenue New York, New York 10017 Attention: Kenneth Koch, Esq. Telephone: (212) 692-6768 Fax: (212) 983-3115

          (b) If to the Purchaser:

NBS Synapse Corporation 703 Evans Avenue Suite 500 Toronto, Ontario M9C 5E9 Attention: John Kennedy Fax: (416) 621-8875

with a copy to:

Torys LLP 237 Park Avenue New York, New York 10017 Attention: Miroslav M. Fajt, Esq. Fax: (212) 880-6224

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied, or sent by Federal Express or any other recognized overnight courier service, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

     14.02 Public Announcements. Except as may be required by applicable law or regulation (including the rules of any stock exchange on which the parties or their respective Affiliates are listed), neither the Company nor the Purchaser shall make, or cause to be made, any public announcement in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media or any employee or vendor of either the Company or the Purchaser with respect thereto without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), and, in any event, the parties shall reasonably cooperate as to the timing and contents of any such announcement or communication. The Purchaser shall be provided the reasonable opportunity and reasonably sufficient time to review and comment on any documents (on Form 8-K or otherwise) to be filed by the Company with the SEC prior to such documents being filed.

     14.03 Entire Agreement and Amendment. This Agreement (including the Exhibits and Schedules hereto), and the other certificates, agreements and documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     14.04 Expenses. Except as otherwise provided herein, each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs.

     14.05 Bankruptcy Court Jurisdiction. THE PURCHASER AND THE COMPANY AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (ii) THE PROPERTY AND/OR ASSUMED LIABILITIES, AND THE PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

     14.06 Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     14.07 Successors and Assigns. Subject to Section 14.10 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Purchaser.

     14.08 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles.

     14.09 Counterparts. This Agreement may be executed by the parties hereto, including by facsimile signature, in separate counterparts, each of which when so executed and so delivered shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

     14.10 Assignment. This Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by both parties hereto, except that the Purchaser’s rights or interests under this Agreement (but not its obligations) may be assigned in whole or in part (i) in connection with a sale of all or substantially all of the assets of the Purchaser or any of its Affiliates or (ii) as collateral security to any financial institution which has extended credit to the Purchaser; provided that in the case of each such assignment, the assignee shall accept such rights or interests subject to the terms of this Agreement. The Company may not assign any of its rights, interests or obligations under this Agreement. Any attempted assignment in violation of this Section 14.10 shall be null and void.

     14.11 Knowledge. Whenever used in this Agreement, the words “to the knowledge of the Company” or similar words or phrases shall mean the actual knowledge or awareness which the Company or any of the employees of the Company set forth on Schedule 14.11 hereto has.

     14.12 Independence of Covenants and Representations and Warranties; Schedules, etc. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The Exhibits and Schedules attached hereto are hereby made part of this Agreement in all respects. Section references in the Schedules refer to the specific Section of the Agreement with respect to which the Company is making a disclosure. A disclosure under one Section referenced in the Schedule relates only to the Section of the Agreement referenced, and not to any other Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Section of the Schedule to another Section of the Schedule.

     14.13 Interpretation. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

     14.14 Risk of Loss. The Company shall bear all risk of loss or damage with respect to any of the Assets from and including the date hereof to and including the Closing, and the Purchaser shall not bear any such risk of loss or damage.

     14.15 Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

SECTION XV

DEFINITIONS

     15.01 Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

          “Affiliate” shall mean as applied to any person or entity, any other person or entity that controls, is controlled by, or is under common control with, such specified person or entity, and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” “controlled by” and “under common control with”), as applied to any specified person or entity, means the possession of the power to vote 50% or more of the voting equity interests having voting power for the election of directors of such specified person or entity or, in the case of non-corporate entities without directors, individuals or entities performing similar functions.

          “Acquisition” shall have the meaning set forth in the recitals hereof.

          “Agreement” shall have the meaning set forth in the recitals hereof.

          “Approval Hearing” shall have the meaning set forth in Section 6.09(a) hereof.

          “Approval Order” shall have the meaning set forth in Section 6.09(b) hereof.

          “Assets” shall have the meaning set forth in Section 1.01(a) hereof.

          “Assumed Liabilities” shall have the meaning set forth in Section 1.01(c) hereof.

          “Auction” shall have the meaning set forth in Section 6.09(a) hereof.

          “Bankruptcy Case” shall have the meaning set forth in the recitals hereof.

          “Bankruptcy Code” shall have the meaning set forth in Section 6.09(a) hereof.

          “Bankruptcy Court” shall have the meaning set forth in Section 6.09(a) hereof.

          “Brascan” shall have the meaning set forth in the Section 1.02 hereof.

          “Brascan Loan Agreement” shall have the meaning set forth in the Section 1.02 hereof.

          “Basket” shall have the meaning set forth in Section 10.06(b) hereof.

          “Benefit Plans” shall mean any pension, profit-sharing, bonus, incentive or deferred compensation, severance pay, medical, life insurance or other welfare or employee benefit plan within the meaning of Section 3(3) of ERISA and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA).

          “Break-Up Fee” shall have the meaning set forth in Section 6.09(b) hereof.

          “Business” shall have the meaning set forth in the recitals hereof and shall also include, without limitation, the Business as conducted by the Purchaser following the Closing.

          “Business Intellectual Property” shall have the meaning set forth in Section 3.06 hereof.

          “Cap” shall have the meaning set forth in Section 10.06(b) hereof.

          “Closing” shall have the meaning set forth in Section 7.01 hereof.

          “Closing Date” shall have the meaning set forth in Section 7.01 hereof.

          “Closing Liability” shall have the meaning set forth in Section 1.03 hereto.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Company” shall have the meaning set forth in the recitals hereof.

          “Contracts” or “Contract” shall have the meaning set forth in Section 3.05 hereof.

          “Cure Amount” shall have the meaning set forth in Section 1.01(c) hereof.

          “Cure Contracts” shall mean any Contract having a Cure Amount in excess of $0.

          “Cure Deposit” shall have the meaning set forth in Section 1.03 hereto.

          “Damages” shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Seller Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Seller Indemnified Parties, as the case may be, and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

          “Debt Documents” shall mean all agreements, promissory notes, security instruments and other documents by which the Company or any of the Assets is bound and which evidence, govern or relate to Indebtedness.

          “Drop Dead Date” shall have the meaning set forth in Section 7.02(e).

          “Employees” shall have the meaning set forth in Section 6.04 hereof.

          “Environmental Claim” means any notice or claim by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substance at the Premises or any Former Premises or any other real property, whether or not presently or formerly owned or leased by the Company or (ii) any violation, or alleged violation, of any Environmental Laws.

          “Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to environmental, health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental and other hazards, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “Event of Force Majeure” shall mean any Act of God, war, riot, mobilization, embargo, governmental rules, regulation or decrees, drought, typhoon, flood, fire, explosion, earthquake, strike, lockout, accident to machinery, or any other event of similar magnitude, which shall have occurred after the date of this Agreement and which did not result from the actions or omissions of the Purchaser.

          “Excluded Assets” shall have the meaning set forth in Section 1.01(b) hereof.

          “Excluded Liabilities” shall have the meaning set forth in Section 1.01(d) hereof.

          “Facilities” shall have the meaning set forth in Section 6.05 hereof.

          “Former Premises” shall have the meaning set forth in Section 1.01(d) hereof.

          “Good Funds” shall mean immediately available funds.

          “Governmental Authority” shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, federal, state or local, or domestic or foreign.

          “Hazardous Substances” shall mean (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a “hazardous substance” “hazardous material” “hazardous waste” “toxic substance” or “toxic pollutant” (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources and (3) any “medical waste” as defined in any of the Environmental Laws or the disposition of which is regulated by any law, ordinance or regulation)), or (F) other environmental matters.

          “Indebtedness” shall mean all obligations and liabilities for borrowed money or long-term indebtedness, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, equipment installment debt, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto, in any case, if such obligation or liability was created, issued or incurred by (i) any Affiliate of the Company or any other person or entity if such obligation or liability is secured by or otherwise encumbers any of the Assets or the Leased Property or (ii) the Company.

          “Indemnification Matter” shall have the meaning set forth in Section 10.03(a) hereof.

          “Indemnitee” shall have the meaning set forth in Section 10.03(a) hereof.

          “Indemnitor” shall have the meaning set forth in Section 10.03(a) hereof.

          “Indemnity Notice” shall have the meaning set forth in Section 10.03(a).

          “Indemnity Notice Period” shall have the meaning set forth in Section 10.03(b) hereof.

          “Intellectual Property” shall have the meaning set forth in Section 3.06.

          “Leased Property” shall have the meaning set forth in Section 1.01(c) hereof.

          “Liability Excess” shall have the meaning set forth in Section 1.03 hereto.

          “License Agreement” shall have the meaning set forth in the recitals hereof.

          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          “Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, results of operations, condition (financial or other) or prospects of the Company or on the Business.

          “Multiemployer Plan” shall mean any “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

          “Palmer Lake” shall have the meaning set forth in the recitals hereof.

          “Permits” shall have the meaning set forth in Section 3.04 hereof.

          “Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of the Company; and (b) mechanics’, materialmans’, suppliers’, vendors’ or similar Liens arising by operation of law and in the ordinary course of business securing amounts which are not delinquent.

          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or other entity.

          “Petition Date” shall have the meaning set forth in recitals.

          “Premises” shall have the meaning set forth in Section 1.01(d) hereof.

          “Pre-Paid Expenses” shall have the meaning set forth in Section 1.03 hereto.

          “Procedure Order” shall have the meaning set forth in Section 6.09(a) hereof.

          “Property” shall have the meaning set forth in Section 1.01(a) hereof.

          “Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

          “Purchaser” shall have the meaning set forth in the recitals hereof.

          “Purchaser Covered Business” shall have the meaning set forth in Section 11.01(a). “Purchaser Indemnified Parties” shall have the meaning set forth in Section 10.01 hereof.

          “Retained Contracts” shall mean all Debt Documents pertaining to Indebtedness, all of the confidentiality and other agreements set forth on Schedule 1.01(b)(iii) hereto, all of the Company’s (or any Affiliate’s) insurance policies, all agreements, instruments and other documents evidencing, governing or in respect of Benefit Plans, and all of the Company’s (or any Affiliate’s) other employee benefit, health, dental, medical, welfare, severance and similar plans or programs, and all liabilities and obligations under other Contracts evidencing, governing or in respect of Excluded Liabilities.

          “Reimbursement Obligation” shall have the meaning set forth in Section 1.03 hereto.

          “Sale Motion” shall have the meaning set forth in Section 6.09(b) hereof.

          “Sale Procedure Date” shall have the meaning set forth in Section 6.09(a) hereof.

          “Sale Procedure Motion” shall have the meaning set forth in Section 6.09(a) hereof.

          “Schedules” shall mean the Schedules attached hereto and made a part of this Agreement.

          “SEC” shall mean the U.S. Securities and Exchange Commission.

          “Section 365 Contracts” shall have the meaning set forth in Section 6.09(b) hereof.

          “Seller Covered Business” shall have the meaning set forth in Section 12.01(a) hereof.

          “Seller Indemnified Parties” shall have the meaning set forth in Section 10.02 hereof.

          “Services Agreement” shall have the meaning set forth in the recitals hereof.

          “Stockholders” shall mean the holders of the Company’s stock.

          “Sub-lease Agreement” shall have the meaning set forth in the recitals hereof.

          “Synapse” shall have the meaning set forth in the recitals hereof.

          “Synapse Enabler Equipment” shall have the meaning set forth in Section 6.05 hereof.

          “Tax” shall mean any federal, state, province, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          “Third Party” means any Person other than (i) the Company and its Affiliates and (ii) the Purchaser and its Affiliates.

          “Vending Operations” shall have the meaning set forth on the recitals hereof.

*  *  *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

U.S. WIRELESS DATA, INC.

By: _______________________________________ Name: __________________ Title: ___________________

By: _______________________________________ Name: ___________________ Title: ___________________

NBS SYNAPSE CORPORATION

By: _______________________________________ Name: ___________________ Title: ___________________

By: _______________________________________ Name: ___________________ Title: ___________________